Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS REPORTS STRONG EARNINGS AND FREE CASH FLOW1 FOR 2009

•	2009 net revenues declined 3.7% to $40.4 billion due primarily to currency; organic net revenues[1] grew 1.5%

•	2009 operating income margin expanded 450 basis points to 13.7%

•	2009 diluted EPS was $2.03, up 7%

•	Free cash flow grew 35% to $3.8 billion

•	Q4 net revenues increased 3.2% to $11.0 billion due primarily to currency; organic net revenues increased 0.4%

•	Q4 diluted EPS was $0.48

NORTHFIELD, Ill. – Feb. 16, 2010 – Kraft Foods Inc. (NYSE: KFT) today reported 2009 results that demonstrated strong earnings and free cash flow growth in a continuing difficult global economic environment. Volume/mix improved sequentially throughout the year, and was a significant contributor to income growth and margin expansion.

“2009 was a strong finish to our three-year turnaround and gave us excellent momentum heading into 2010,” said Irene Rosenfeld, Chairman and CEO. “Despite the challenging economic environment, we generated exceptional profit and free cash flow. We continue to benefit from investments in our iconic brands. This is driving volume/mix gains and leveraging our cost structure to deliver sustainable, profitable growth. And our top line reflected our resolve to avoid chasing unsustainable, promoted volume.”

Rosenfeld continued: “We’re ready to begin an exciting new chapter at Kraft Foods, with Cadbury’s brands as a valuable addition to our portfolio. Together, we’ll remain focused on driving sustainable top-line growth, while delivering against our cost savings and synergy opportunities. As a combined entity, we are well positioned to deliver top-tier performance and accelerate our long-term growth.”

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

•

Net revenues in the fourth quarter increased 3.2 percent to $11.0 billion, including the favorable impact of 3.2 percentage points from currency and a negative 0.4 percentage point impact from divestitures.

Organic net revenues1 grew 0.4 percent driven by 1.6 percentage points from volume/mix, partially offset by negative 1.2 percentage points from lower price levels. Volume/mix gains were negatively impacted by approximately 0.4 percentage points due to the discontinuation of less-profitable product lines. The lower price levels included the unfavorable impact of approximately 1.5 percentage points in response to lower dairy costs, consistent with the company’s adaptive pricing model for its cheese business in the United States.

•

Operating income in the fourth quarter nearly quadrupled from the prior year to $1,306 million. Lower costs due to the completion of the Restructuring Program[2] in fourth quarter 2008 accounted for most of this increase.

Operating income margin increased 870 basis points year-over-year to 11.8 percent. Approximately 760 basis points was driven by lower costs due to the completion of the Restructuring Program and lower asset impairment costs. The remainder of the margin increase largely reflected an improved alignment of prices with input costs, including net unrealized gains from hedging activities, and improved volume/mix. These gains were partially offset by significant investments in cost savings initiatives and marketing.

•

The tax rate in the fourth quarter was 27.7 percent and included certain one-time benefits. In the prior year quarter, the company’s reported tax provision was a credit, reflecting higher costs related to the company’s Restructuring Program and the recognition of several specific tax benefits.

•	Earnings per share from continuing operations in the fourth quarter were $0.48, up $0.41 from the fourth quarter 2008.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[2]

The company’s five-year Restructuring Program, which ended in 2008, included asset impairment, exit and implementation costs. Implementation costs are directly attributable to exit costs, but they do not qualify for exit cost treatment under U.S. GAAP.

	Q4	Full Year
2008 Diluted EPS	$0.12	$1.90

Gain from Discontinued Operations	(0.05)	(0.69)

2008 Diluted EPS from Continuing Operations	$0.07	$1.21

Increase/(Decrease) from Operations	(0.05)	0.15
Lower Restructuring Program Costs and Asset Impairment Charges	0.37	0.55
Change in Unrealized Gains/Losses from Hedging Activities	0.11	0.18
Gain and/or Lower Losses on Divestitures, net	0.05	0.08
Absence of Brazilian VAT Credit	—	(0.03)
Favorable/(Unfavorable) Foreign Currency	0.01	(0.14)

Higher Interest Expense	(0.01)	—
Changes in Taxes	(0.07)	(0.01)
Fewer Shares Outstanding	—	0.04

2009 Diluted EPS	$0.48	$2.03

The decrease in earnings from operations of $0.05 versus fourth quarter 2008 was due to investments in cost savings initiatives of approximately $0.11 in fourth quarter 2009 as the company accelerated plans related to its European reorganization and overhead cost reduction initiatives.

•

Free cash flow[1] for 2009 increased 35 percent to approximately $3.8 billion. The increase primarily reflects gains from working capital efficiency programs and improved earnings, partially offset by incremental pension contributions.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

FOURTH QUARTER 2009 RESULTS, DISCUSSION BY SEGMENT3

	Changes in:
	Net Revenues	Organic Net Revenues[1]	Operating Income[4]
Total Kraft Foods	3.2%	0.4%	100.0	%+

Kraft Foods North America	(1.5)	(2.7)	49.9
U.S. Beverages	(1.9)	(1.9)	100.0	+
U.S. Cheese	(13.7)	(13.7)	7.4
U.S. Convenient Meals	3.9	3.9	57.8
U.S. Grocery	0.1	0.1	25.9
U.S. Snacks	(3.3)	(2.8)	82.1
Canada & N.A. Foodservice	8.2	0.1	100.0	+

Kraft Foods Europe	8.0	(0.3)	nm

Kraft Foods Developing Markets	11.2	10.4	91.0

U.S. Beverages

Organic net revenues declined 1.9 percent as higher price levels were more than offset by unfavorable volume/mix. Strong growth in Capri Sun ready-to-drink beverages and Crystal Light powdered beverages was more than offset by weakness in Maxwell House and Starbucks coffee. A significant portion of the decrease in volume/mix was due to the decision to forego unprofitable volume.

Segment operating income nearly quadrupled as an improved alignment of prices with input costs and lower costs due to the completion of the Restructuring Program were partially offset by investments in cost savings initiatives and unfavorable volume/mix.

U.S. Cheese

Organic net revenues declined 13.7 percent largely due to a 12.8 percentage point reduction from lower price levels. This price decline was in response to significantly lower dairy costs, consistent with the company’s adaptive pricing model. Incremental marketing

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[3]	Please refer to the company’s Form 8-K filed March 26, 2009, for discussion of changes to reportable segments.
[4]	Represents operating income for Kraft Foods and segment operating income for each of the reportable segments.

investments behind more profitable priority brands, including Kraft Singles processed slices, Philadelphia cream cheese and Velveeta processed cheese, drove gains in volume/mix and market share. However, volume/mix gains in priority brands were more than offset by declines in natural cheese.

Segment operating income grew 7.4 percent primarily driven by lower costs due to the completion of the Restructuring Program. Lower overheads, an improved alignment of prices with input costs and favorable volume/mix were more than offset by incremental marketing investments and cost savings initiatives.

U.S. Convenient Meals

Organic net revenues1 increased 3.9 percent as strong volume/mix gains were partially offset by lower price levels in response to lower input costs. Oscar Mayer Deli Fresh meats delivered strong double-digit growth behind improved distribution and new product offerings, while strong growth of Oscar Mayer bacon was driven by successful holiday merchandising programs. Oscar Mayer Lunchables also had solid growth. Pizza generated strong growth behind double-digit increases in base DiGiorno and Tombstone pizza and momentum of new product platforms launched earlier in the year.

Segment operating income increased 57.8 percent as strong volume/mix gains, improved alignment of prices with input costs and lower costs due to the completion of the Restructuring Program more than offset incremental marketing investments and cost savings initiatives as well as higher overheads.

U.S. Grocery

Organic net revenues increased 0.1 percent including a negative 0.6 percentage point impact from the discontinuation of less-profitable product lines. The increase was driven by strong gains in Kraft macaroni and cheese and in seasonal products, such as Stove-Top stuffing and Jet-Puffed marshmallows.

Segment operating income increased 25.9 percent as improved alignment of prices with input costs, together with lower costs due to the completion of the Restructuring Program, more than offset investments in cost savings initiatives and incremental marketing as well as unfavorable volume/mix.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

U.S. Snacks

Organic net revenues declined 2.8 percent reflecting weaker trends in the biscuit category in the second half of the year as a result of reduced merchandising opportunities. Although biscuit revenue declined modestly in the fourth quarter, the top five biscuit brands collectively achieved solid net revenue growth behind strong performances by Ritz crackers and Oreo cookies. Snack nuts revenue declined as a result of highly aggressive promotional activity by competitors.

Segment operating income increased 82.1 percent driven by lower costs due to the completion of the Restructuring Program, lower marketing costs and a gain on the divestiture of the Balance bar operation, partially offset by increased investments in cost savings initiatives. Segment operating income also benefited from an improved alignment of prices with input costs and favorable volume/mix.

Canada & North America Foodservice

Organic net revenues1 increased 0.1 percent as strong volume/mix gains and higher price levels in Canada were partially offset by lower revenues in North America Foodservice. Growth in Canada was broad-based across both customers and categories, driven by marketing investments and successful customer programs. North America Foodservice declined due to the continuing industry-wide weakness in casual dining traffic.

Segment operating income more than doubled. Excluding the impact of currency, the increase in segment operating income was driven by lower costs due to the completion of the Restructuring Program, the improved alignment of prices with input costs and favorable volume/mix. Investments in cost savings initiatives partially offset these gains.

Kraft Foods Europe

Organic net revenues declined 0.3 percent as management’s decision to forego unprofitable volume and the discontinuation of less-profitable product lines slowed growth by approximately 2 percentage points. Continued weak economic conditions in the region, particularly in Iberia and France, also negatively impacted revenue growth.

•

Chocolate grew despite the weak economic conditions. Strong in-store marketing activities and holiday programs drove solid growth in Milka. Growth was also driven by the solid performance of Freia and Marabou in Scandinavia.

•	Coffee declined as a result of foregoing less profitable volume. This decline was partially offset by double-digit growth of Tassimo.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

•	Biscuits declined as the impact of weak economic conditions, particularly in Iberia and France, were partially offset by strong growth by Oreo, TUC and Mikado.

•	Cheese rose as strong growth in Philadelphia cream cheese was driven by the introduction of new packaging and successful new product launches.

Segment operating income increased by $386 million to $220 million from a loss of $166 million in the prior year. Lower costs due to the completion of the Restructuring Program accounted for most of this increase. Improved alignment of prices with input costs, volume/mix gains, lower asset impairment costs and lower overheads, offset by investment in cost savings initiatives and incremental marketing, also contributed to this increase.

Kraft Foods Developing Markets

Organic net revenues1 increased 10.4 percent driven by strong growth in volume/mix and higher price levels.

•	In Latin America, double-digit organic revenue growth was driven by higher price levels and strong volume/mix gains. The priority brands collectively grew 25 percent, led by Tang powdered beverages.

•

In Asia Pacific, double-digit organic revenue growth was driven by strong volume/mix gains, partially offset by lower price levels. The priority brands collectively grew nearly 30 percent, led by Oreo cookies, Philadelphia cream cheese and Tang powdered beverages.

•

In Central and Eastern Europe, Middle East & Africa, strong organic revenue growth was driven by both higher price levels and improved volume/mix, despite weak economic conditions. The priority brands collectively grew double-digit, including more than 20 percent growth in Jacobs coffee.

Segment operating income increased 91.0 percent. The impact from currency was neutral. Growth was driven by a combination of lower costs due to the completion of the Restructuring Program, favorable volume/mix, an improved alignment of prices with input costs and lower asset impairment costs. These gains more than offset higher investments in marketing, higher overheads and investments in cost savings initiatives.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

OUTLOOK

Kraft Foods expects the strong operating momentum of its base business to carry forward into coming years. In the near term, for its base business, the company continues to target organic net revenue1 growth of 4 percent or more and the high end of its 7 to 9 percent long-term EPS growth objective.

The company expects to deliver this performance while:

•	investing incrementally in product quality, marketing and innovation;

•	raising productivity as a percentage of cost of goods sold to greater than 4 percent by 2011;

•	leveraging overhead costs by reducing overhead as a percentage of net revenue to approximately 12.5 percent by 2011; and

•	restoring operating income margins to industry benchmarks in the mid-teens by 2011.

In addition, Cadbury plc’s results will be consolidated with those of Kraft Foods from February 2, 2010, onwards.

The combination of Kraft Foods and Cadbury is expected to provide the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development. As a result, the combined company is targeting long-term organic net revenue growth of 5 percent or more.

Opportunities for significant synergies from the combination have also been identified. The combined company continues to expect that pre-tax cost savings of at least $675 million annually can be realized by the end of 2012. Total one-time implementation cash costs of approximately $1.3 billion are expected to be incurred through the end of 2012.

The combined company is targeting accretion to earnings per share in 2011 of approximately $0.05 on a cash basis, which excludes one-time expenses to achieve cost savings, expenses related to the transaction and the impact of incremental non-cash items such as the amortization of intangibles related to the acquisition. Over the long-term, the combined company is targeting EPS growth of 9 to 11 percent.

Kraft Foods’ results will also be affected by the sale of the assets of its North American frozen pizza business, which is expected to close in mid- 2010. The company expects earnings to be reduced by approximately $0.05 per diluted share on an annual basis as a result of the frozen pizza business transaction.5

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[5]	Assumes a combination of debt reduction and share repurchases.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 10:30 a.m. EST today. Access to a live audio webcast with accompanying slides is available at www.kraftfoodscompany.com, and a replay of the event will also be available on the company’s web site.

ABOUT KRAFT FOODS INC.

The combination of Kraft Foods and Cadbury creates a global powerhouse in snacks, confectionery and quick meals. With annual revenues of approximately $50 billion, the combined company is the world’s second largest food company, making delicious products for billions of consumers in more than 160 countries. The combined company’s portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gums; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Another 70+ brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements, including but not limited to statements regarding our belief that 2009 gave us excellent momentum heading into 2010; we continue to benefit from investments in our iconic brands; this is driving volume/mix gains and leveraging our cost structure to deliver sustainable, profitable growth; our resolve to avoid chasing unsustainable, promoted volume; we’ll remain focused on driving sustainable top-line growth while delivering against our cost savings and synergy opportunities; as a combined entity, we are well positioned to deliver top-tier performance and accelerate our long-term growth; and statements regarding our outlook, in particular, that we expect the strong operating momentum of our base business to carry forward into coming years, our near term target for organic net revenue growth and long-term EPS growth objective, we expect to deliver this performance by investing incrementally in product quality, marketing and innovation, raising productivity as a percentage of cost of goods sold, leveraging overhead costs by reducing overhead as a percentage of net revenue, restoring operating income margins to industry benchmarks, the combination of Kraft Foods and Cadbury is expected to provide the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development, the combined company’s target for long-term organic net revenue growth, opportunities for significant synergies from the combination have been identified, the combined company’s expected pre-tax cost savings, the expected total one-time implementation cash costs, the combined company’s targeted accretion to earnings per share, the combined company’s long-term targeted EPS growth, that our results will be affected the sale of the assets of our frozen pizza business, our expectation of when the sale of the pizza business will close and earnings reduction as a result of the pizza business transaction. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, our ability to differentiate our products from retailer brands, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, our indebtedness and ability to pay our indebtedness, the shift in consumer preference to lower price products, risks from operating outside the United States, tax law changes, failure to realize the expected benefits of the proposed combination with Cadbury, failure to successfully integrate the Cadbury business, significant transaction costs and/or unknown liabilities and general economic and business conditions that could affect the combined companies following the combination. For additional information on these and other factors that could affect our forward-looking statements, see the risk factors as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission (“SEC”), including the registration statement on Form S-4, as amended, that we filed in connection with our combination with Cadbury, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NO PROFIT FORECAST

Nothing in this press release is intended to be a profit forecast and the statements in this press release should not be interpreted to mean that the earnings per Kraft Foods share for the current or any future financial period will necessarily be greater than those for any relevant preceding financial period.

FURTHER INFORMATION

This press release is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to this press release or otherwise. This press release is not a prospectus for the purposes of the EU Prospectus Directive. Cadbury shareholders in the EU should not tender their shares in any offer by Kraft Foods for Cadbury plc except on the basis of information in the prospectus published pursuant to the EU Prospectus Directive on Kraft Foods’ website (as supplemented from time to time).

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions and divestitures from net revenues.

The company uses free cash flow as its primary cash flow metric as it represents the controllable cash flows from operations. Free cash flow is defined as cash flow from operations less capital expenditures. Management believes free cash flow shows the financial health of, and how efficiently we are running, the company.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the quarters ended December 31, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in the company’s Outlook, the company has not provided that information.

SEGMENT OPERATING INCOME

Management uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of its U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In 2009, the company began excluding certain components of its U.S. pension plan cost from segment operating income because the company centrally manages pension plan funding decisions and determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, the company allocates only the service cost component of its U.S. pension plan expense to segment operating income. The company excludes the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of its segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

# # #

Schedule 1

Kraft Foods Inc. and Subsidiaries

Condensed Statements of Earnings

For the Three Months Ended December 31,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP)
	2009	2008	% Change

Net revenues	$11,025	$10,681	3.2%

Cost of sales	6,896	7,311	5.7%

Gross profit	4,129	3,370	22.5%
Gross profit margin	37.5%	31.6%

Marketing, administration and research costs	2,861	2,318	(23.4)%

Asset impairment and exit costs	(38)	718	100.0+	%

(Gains) / losses on divestitures, net	(11)	(1)	100.0+	%

Amortization of intangibles	11	5	(100.0+	)%

Operating income	1,306	330	100.0+	%
Operating income margin	11.8%	3.1%

Interest and other expense, net	322	306	(5.2)%

Earnings from continuing operations before income taxes	984	24	100.0+	%

Provision for income taxes	273	(79)	(100.0+	)%
Effective tax rate	27.7%	n / m

Earnings from continuing operations	$711	$103	100.0+	%

Gain on divestiture of discontinued operations, net of income taxes	—	77	(100.0)%

Net earnings	$711	$180	100.0+	%

Noncontrolling interest	1	2	50.0%

Net earnings attributable to Kraft Foods	$710	$178	100.0+	%

Per share data:
Basic earnings per share attributable to Kraft Foods:
- Continuing operations	$0.48	$0.07	100.0+	%
- Discontinued operations	—	0.05	(100.0)%

- Net earnings attributable to Kraft Foods	$0.48	$0.12	100.0+	%

Diluted earnings per share attributable to Kraft Foods:
- Continuing operations	$0.48	$0.07	100.0+	%
- Discontinued operations	—	0.05	(100.0)%

- Net earnings attributable to Kraft Foods	$0.48	$0.12	100.0+	%

Average shares outstanding:
Basic	1,480	1,474	(0.4)%
Diluted	1,487	1,481	(0.4)%

Schedule 2

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended December 31,

($ in millions) (Unaudited)

					% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
2009

U.S. Beverages	$684	$—	$—	$684	(1.9)%	(1.9)%	(3.2	)pp	1.3	pp
U.S. Cheese	1,000	—	—	1,000	(13.7)%	(13.7)%	(0.9)		(12.8)
U.S. Convenient Meals	1,078	—	—	1,078	3.9%	3.9%	8.0		(4.1)
U.S. Grocery	884	—	—	884	0.1%	0.1%	(1.3)		1.4
U.S. Snacks	1,247	(6)	—	1,241	(3.3)%	(2.8)%	(0.3)		(2.5)
Canada & N.A. Foodservice	1,098	—	(82)	1,016	8.2%	0.1%	2.6		(2.5)

Kraft Foods North America	$5,991	$(6)	$(82)	$5,903	(1.5)%	(2.7)%	1.1		(3.8)

Kraft Foods Europe	2,687	—	(225)	2,462	8.0%	(0.3)%	(0.3)		0.0
Kraft Foods Developing Markets	2,347	—	(31)	2,316	11.2%	10.4%	5.5		4.9

Kraft Foods	$11,025	$(6)	$(338)	$10,681	3.2%	0.4%	1.6	pp	(1.2	)pp

2008 (As Revised)

U.S. Beverages	$697	$—	$—	$697
U.S. Cheese	1,159	—	—	1,159
U.S. Convenient Meals	1,038	—	—	1,038
U.S. Grocery	883	—	—	883
U.S. Snacks	1,289	(12)	—	1,277
Canada & N.A. Foodservice	1,015	—	—	1,015

Kraft Foods North America	$6,081	$(12)	$—	$6,069

Kraft Foods Europe	2,489	(20)	—	2,469
Kraft Foods Developing Markets	2,111	(13)	—	2,098

Kraft Foods	$10,681	$(45)	$—	$10,636

Schedule 3

Kraft Foods Inc. and Subsidiaries

Operating Income by Reportable Segments

For the Three Months Ended December 31,

($ in millions) (Unaudited)

		2008 Impacts			2009 Impacts
	2008 Operating Income - As Revised (GAAP)	Restructuring Program Costs	Asset Impairment Costs	(Gains) / Losses on Divestitures, Net	Impact of Currency	Asset Impairment & Exit Costs *	Gains / (Losses) on Divestitures, Net	Impact of Divestitures	Operations	2009 Operating Income - As Reported (GAAP)	% Change
Segment Operating Income:
U.S. Beverages	$18	$23	$—	$—	$—	$2	$—	$—	$25	$68	100.0+ %
U.S. Cheese	190	21	—	—	—	2	—	—	(9)	204	7.4%
U.S. Convenient Meals	64	23	—	—	—	2	—	—	12	101	57.8%
U.S. Grocery	228	39	—	—	—	2	—	—	18	287	25.9%
U.S. Snacks	106	64	—	—	—	2	11	(2)	12	193	82.1%
Canada & N.A. Foodservice	57	61	—	—	14	2	—	—	7	141	100.0+ %

Kraft Foods North America	663	231	—	—	14	12	11	(2)	65	994	49.9%

Kraft Foods Europe	(166)	358	34	(1)	13	16	—	2	(36)	220	100.0+ %
Kraft Foods Developing Markets	100	91	51	—	—	10	—	2	(63)	191	91.0%

Unrealized G/(L) on Hedging Activities	(167)	—	—	—	—	—	—	—	230	63
HQ Pension	—	—	—	—	—	—	—	—	(44)	(44)
General Corporate Expenses	(95)	—	—	—	—	—	—	—	(12)	(107)
Amortization of Intangibles	(5)	—	—	—	1	—	—	—	(7)	(11)

Kraft Foods	$330	$680	$85	$(1)	$28	$38	$11	$2	$133	$1,306	100.0+ %

*	Includes $50 million reversal of 2008 Restructuring Program costs.

Schedule 4

Kraft Foods Inc. and Subsidiaries

Condensed Statements of Earnings

For the Twelve Months Ended December 31,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP)
	2009	2008	% Change

Net revenues	$40,386	$41,932	(3.7)%

Cost of sales	25,786	28,088	8.2%

Gross profit	14,600	13,844	5.5%
Gross profit margin	36.2%	33.0%

Marketing, administration and research costs	9,108	8,862	(2.8)%

Asset impairment and exit costs	(64)	1,024	100.0+ %

(Gains) / losses on divestitures, net	6	92	93.5%

Amortization of intangibles	26	23	(13.0)%

Operating income	5,524	3,843	43.7%
Operating income margin	13.7%	9.2%

Interest and other expense, net	1,237	1,240	0.2%

Earnings from continuing operations before income taxes	4,287	2,603	64.7%

Provision for income taxes	1,259	755	(66.8)%
Effective tax rate	29.4%	29.0%

Earnings from continuing operations	$3,028	$1,848	63.9%

Earnings from discontinued operations, net of income taxes	—	119	(100.0)%
Gain on divestiture of discontinued operations, net of income taxes	—	926	(100.0)%

Net earnings	$3,028	$2,893	4.7%

Noncontrolling interest	7	9	22.2%

Net earnings attributable to Kraft Foods	$3,021	$2,884	4.8%

Per share data:
Basic earnings per share attributable to Kraft Foods:
- Continuing operations	$2.04	$1.22	67.2%
- Discontinued operations	—	0.70	(100.0)%

- Net earnings attributable to Kraft Foods	$2.04	$1.92	6.3%

Diluted earnings per share attributable to Kraft Foods:
- Continuing operations	$2.03	$1.21	67.8%
- Discontinued operations	—	0.69	(100.0)%

- Net earnings attributable to Kraft Foods	$2.03	$1.90	6.8%

Average shares outstanding:
Basic	1,478	1,505	1.8%
Diluted	1,486	1,515	1.9%

Schedule 5

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

					% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
2009
U.S. Beverages	$3,057	$—	$—	$3,057	1.9%	1.9%	1.3	pp	0.6	pp
U.S. Cheese	3,605	—	—	3,605	(10.0)%	(10.0)%	(1.2)		(8.8)
U.S. Convenient Meals	4,496	—	—	4,496	6.0%	6.0%	4.6		1.4
U.S. Grocery	3,453	—	—	3,453	1.9%	1.9%	(1.6)		3.5
U.S. Snacks	4,964	(44)	—	4,920	(1.2)%	(1.0)%	(1.7)		0.7
Canada & N.A. Foodservice	4,087	—	199	4,286	(4.8)%	(0.2)%	(0.2)		0.0

Kraft Foods North America	$23,662	$(44)	$199	$23,817	(1.2)%	(0.4)%	0.1		(0.5)

Kraft Foods Europe	8,768	(15)	640	9,393	(9.9)%	(1.0)%	(2.8)		1.8
Kraft Foods Developing Markets	7,956	(14)	1,058	9,000	(3.5)%	9.9%	1.8		8.1

Kraft Foods	$40,386	$(73)	$1,897	$42,210	(3.7)%	1.5%	(0.2	)pp	1.7	pp

2008 (As Revised)
U.S. Beverages	$3,001	$—	$—	$3,001
U.S. Cheese	4,007	—	—	4,007
U.S. Convenient Meals	4,240	—	—	4,240
U.S. Grocery	3,389	—	—	3,389
U.S. Snacks	5,025	(55)	—	4,970
Canada & N.A. Foodservice	4,294	—	—	4,294

Kraft Foods North America	$23,956	$(55)	$—	$23,901

Kraft Foods Europe	9,728	(243)	—	9,485
Kraft Foods Developing Markets	8,248	(57)	—	8,191

Kraft Foods	$41,932	$(355)	$—	$41,577

Schedule 6

Kraft Foods Inc. and Subsidiaries

Operating Income by Reportable Segments

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

		2008 Impacts			2009 Impacts
	2008 Operating Income - As Revised (GAAP)	Restructuring Program Costs	Asset Impairment Costs	(Gains) / Losses on Divestitures, Net	Impact of Currency	Asset Impairment & Exit Costs *	Gains / (Losses) on Divestitures, Net	Impact of Divestitures	Operations	2009 Operating Income - As Reported (GAAP)	% Change
Segment Operating Income:
U.S. Beverages	$381	$65	$—	$1	$—	$2	$—	$—	$62	$511	34.1%
U.S. Cheese	563	36	—	—	—	2	—	—	66	667	18.5%
U.S. Convenient Meals	339	40	—	—	—	2	—	—	129	510	50.4%
U.S. Grocery	1,009	46	—	—	—	2	—	—	89	1,146	13.6%
U.S. Snacks	638	75	—	—	—	2	11	1	(4)	723	13.3%
Canada & N.A. Foodservice	448	113	—	—	(36)	2	—	—	—	527	17.6%

Kraft Foods North America	3,378	375	—	1	(36)	12	11	1	342	4,084	20.9%

Kraft Foods Europe	182	474	89	91	(117)	42	(17)	(10)	51	785	100.0+ %
Kraft Foods Developing Markets	815	140	51	—	(173)	10	—	(3)	96	936	14.8%

Unrealized G/(L) on Hedging Activities	(205)	—	—	—	—	—	—	—	408	203
HQ Pension	—	—	—	—	—	—	—	—	(165)	(165)
General Corporate Expenses	(304)	—	—	—	1	—	—	—	10	(293)
Amortization of Intangibles	(23)	—	—	—	3	—	—	—	(6)	(26)

Kraft Foods	$3,843	$989	$140	$92	$(322)	$64	$(6)	$(12)	$736	$5,524	43.7%

*	Includes $85 million reversal of 2008 Restructuring Program costs.

Schedule 7

Kraft Foods Inc. and Subsidiaries

Cash Flows

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

	2009	2008
Net Cash Provided by Operating Activities (GAAP)	$5,084	$4,141
Capital Expenditures	(1,330)	(1,367)

Free Cash Flow (Non-GAAP)	$3,754	$2,774
Voluntary Pension Contribution	400	—

Adjusted Free Cash Flow (Non-GAAP)	$4,154	$2,774

Schedule 8

Kraft Foods Inc. and Subsidiaries

Condensed Balance Sheets

($ in millions) (Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$2,101	$1,244
Receivables, net	5,197	4,704
Inventories, net	3,775	3,881
Other current assets	1,381	1,632
Property, plant and equipment, net	10,693	9,917
Goodwill	28,764	27,581
Intangible assets, net	13,429	12,926
Other assets	1,374	1,288

TOTAL ASSETS	$66,714	$63,173

LIABILITIES AND EQUITY
Short-term borrowings	$453	$897
Current portion of long-term debt	513	765
Accounts payable	3,766	3,373
Other current liabilities	6,759	6,009
Long-term debt	18,024	18,589
Deferred income taxes	4,508	4,064
Accrued pension costs	1,765	2,367
Accrued postretirement health care costs	2,816	2,678
Other liabilities	2,138	2,075

TOTAL LIABILITIES	40,742	40,817

TOTAL EQUITY	25,972	22,356

TOTAL LIABILITIES AND EQUITY	$66,714	$63,173